SUB-ADVISORY AGREEMENT

SUB-ADVISORY AGREEMENT, between Rational Advisors, Inc., an Ohio corporation (the "Adviser"), and NuWave Investment Management, LLC, a Delaware limited liability corporation (the “Sub-Adviser”).

WHEREAS, the Adviser acts as an investment adviser to the RNW Fund Limited, a Cayman Islands exempted company (the "Company"), pursuant to a Management Agreement dated as of February 26, 2016 (the "Management Agreement");

WHEREAS, the Adviser warrants and represents to the Sub-Adviser that Adviser has full legal authority to engage unaffiliated investment managers as sub-advisers to manage the assets of the Company;

WHEREAS, the Company is a wholly-owned subsidiary of the Rational NuWave Enhanced Market Opportunity Fund (the “Fund”), a series of the Mutual Fund and Variable Insurance Trust (the “Trust”); and

WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment advisory services to the Company, and the Sub-Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

Appointment and Status of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to provide investment advisory services to the Company for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Company and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Directors of the Company (the “Board”) from time to time, have no authority to act for or represent the Adviser or the Company in any way or otherwise be deemed an agent of the Adviser or the Company.

Sub-Adviser's Duties. Subject to the general supervision of the Board and the Adviser, the Sub-Adviser shall, employing its discretion, manage the investment operations of the Company and the composition of the portfolio of securities and investments (including cash) belonging to the Company, including the purchase, retention and disposition thereof and the execution of agreements relating thereto, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund's then-current Prospectus and Statement of Additional Information or any similar offering documents of the Company (together, the "Prospectus") and subject to the following understandings:

(a)	The Sub-Adviser shall furnish a continuous investment program for the Company and determine from time to time what investments or securities will be purchased, retained or sold by the Company and what portion of the assets belonging to the Company will be invested or held uninvested as cash;

(b)	The Sub-Adviser shall use its best judgment in the performance of its duties under this agreement;
(c)	The Sub-Adviser, in the performance of its duties and obligations under this agreement for the Company, shall act in conformity with the Company’s Memorandum and Articles of Association and the Prospectus and with the reasonable instructions and directions of the Board and the Adviser, and will conform to and comply in all material respects with the requirements of all applicable laws and regulations;
(d)	The Sub-Adviser shall determine the securities and other assets to be purchased or sold by the Company and will place portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, subject to paragraph heading: Execution of Purchase and Sale Orders below;
(e)	The Sub-Adviser shall maintain books and records in accordance with paragraph heading “Books and Records” below and shall render to the Adviser, the Board and the Trust's Board of Trustees (the “Trust Board”) such periodic and special reports as may be reasonably requested;
(f)	The Sub-Adviser shall provide the Company's custodian and fund accountant on each business day with information about the Company’s transactions, and with such other information relating to the Company as may be reasonably required under the terms of the then-current custody agreement between the Company and its custodian;
(g)	The Sub-Adviser shall respond promptly to any request from the Adviser or the Company’s fund accountant for assistance in obtaining price sources for securities held by the Company or determining a price when a price source is not available, and promptly review the prices used by the Company’s accountant to determine net asset value and advise the Company’s accountant promptly if any price appears to be incorrect;
(h)	The Sub-Adviser shall be responsible for: (1) directing the manner in which proxies solicited by issuers of securities beneficially owned by the Company shall be voted, and (2) making any elections relative to any mergers, acquisitions, tender offers, bankruptcy proceedings or other type events pertaining to the securities held by the Company;
(i)	The Sub-Adviser hereby represents that it has adopted a written code of ethics complying with the requirements of rule 17j-1 under the Investment Company Act of 1940 Act, as amended (the “1940 Act”), and will provide the Adviser and the Company with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this agreement is in effect, the Sub-Adviser shall provide to the Trust’s Board a written report that describes any material issues arising under the code of ethics since the last report to the board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the sub-adviser has adopted procedures reasonably necessary to prevent the Sub-Adviser’s access persons (as that term is defined in rule 17j-1) from violating the code;

(j)	The Sub-Adviser agrees to maintain adequate compliance procedures to seek to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended and other applicable laws and regulations.

Custodian. The assets of the Company shall be held by an independent custodian, neither by the Adviser nor Sub-Adviser. The Sub-Adviser is authorized to give instructions to the custodian with respect to all investment decisions regarding the Company and the custodian is authorized and directed to effect transactions for the Company and otherwise take such actions as the Sub-Adviser shall reasonably direct in connection with the performance of the Sub-Adviser 's obligations in respect of the Company.

Risk Acknowledgment. Adviser acknowledges that Sub-Adviser neither guarantees the future performance of the Company or any specific level of performance, nor the success of Sub-Adviser's overall management of the Company. Accordingly, Adviser acknowledges and agrees that Sub-Adviser shall not have any legal or financial responsibility for performance or losses unless directly attributable to the gross negligence or willful misconduct of the Sub-Adviser, including the Sub-Adviser’s failure to adhere to any investment policies and restrictions as described in the Fund’s Prospectus.

Directions to the Sub-Adviser. Adviser will be responsible for forwarding Adviser and/or Company directions, notices and instructions to Sub-Adviser, in writing, which shall be effective two (2) business days after receipt by the Sub-Adviser, although the Sub-Adviser will make commercially reasonable efforts to address those matters promptly upon receipt. The Sub-Adviser shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

Execution of Purchase and Sale Orders. In connection with purchases or sales of portfolio securities and other assets for the account of the Company, the Sub-Adviser will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by the Sub-Adviser, subject to review of this selection by the Board from time to time. The Sub-Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser will at all times seek for the Company the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

The Sub-Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, the Sub-Adviser is authorized to select brokers or dealers who also provide brokerage and research services to the Company and/or the other accounts over which it exercises investment discretion. The Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Company portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Sub-Adviser's overall responsibilities with respect to the Company and to accounts over which the Sub-Adviser exercises investment discretion. The Company and the Sub-Adviser understand and acknowledge that, although the information may be useful to the Company and the Sub-Adviser, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

Books and Records. The Sub-Adviser will maintain, keep current and preserve on behalf of the Fund all books and records: (i) required pursuant to Rule 31a-1(b)(1), (2)(ii), (2)(iii), (3), (5) – (10), (12) and any records reasonably related thereto; or (ii) required in connection with such recordkeeping responsibilities as may be delegated by the Trust on behalf of the Company are the property of the Company and it will promptly surrender any of such records to the Company upon the Company's request, and may keep a copy of any or all such records for its own compliance purposes. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Sub-Adviser with respect to the Trust.

Expenses of the Sub-Adviser. During the term of this Agreement, the Sub-Adviser will pay all expenses (including without limitation the compensation of all directors or officers of the Company, if any, who are "interested persons" of the Sub-Adviser, as defined in the 1940 Act) incurred by it in connection with its activities under this Agreement other than the cost of securities and investments purchased for the Company (including taxes and brokerage commissions, if any).

Compensation of the Sub-Adviser. The Adviser will not pay to the Sub-Adviser for services provided pursuant to this Agreement. In the future, the Adviser may agree to pay the Sub-Adviser a fee equal to a percentage of the net advisory fees paid by the Fund to the Adviser.Net advisory fees are defined as management fees less fee waivers due to the expense caps. This fee for each month will be paid to the Sub-Adviser during the succeeding month. The Adviser is solely responsible for the payment of the Sub-Adviser's fees, and the Sub-Adviser agrees not to seek payment of its fees from the Company.

Liability. Neither the Sub-Adviser nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates except that a loss resulting from a breach of fiduciary duty by the Sub-Adviser with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on

Sub-Adviser’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of the Sub-Adviser, who may be or become an officer, director, employee or agent of the Company, shall be deemed, when rendering services to the Company or acting on any business of the Company (other than services or business in connection with the Sub-Adviser's duties hereunder), to be rendering such services to or acting solely for the Company and not as a director, officer, employee, shareholder, member or agent of the Sub-Adviser, or one under the Sub-Adviser's control or direction, even though paid by the Sub-Adviser.

Duration and Termination. The term of this Agreement shall begin on the date and year the Company commences investment operations and, unless sooner terminated as hereinafter provided.

This Agreement may be terminated at any time on 60 day’s prior written notice to the Sub-Adviser, without the payment of any penalty, (i) by vote of the Board, (ii) by the Adviser, or (iii) by vote of the Trust’s Board. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days' prior written notice to the Adviser and the Company. Termination of this Agreement and/or the services of the Sub-Adviser will not affect (i) the validity of any action previously taken by Sub-Adviser under this Agreement; (ii) liabilities or obligations of the parties for transactions initiated before termination of this Agreement; or (iii) the Company’s obligation to pay advisory fees to Adviser. If this Agreement is terminated by the Adviser or Sub-Adviser, Sub-Adviser will have no further obligation to take any action subsequent to termination with respect to the Company except as may be reasonably required pursuant to the notice of termination and in furtherance of its role as a fiduciary in order to facilitate an orderly transition of the management of the Company. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

Non-Exclusive Management. The Sub-Adviser's services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that the Sub-Adviser may render investment advice, management and other services to others, including other registered investment companies. Sub-Adviser, its officers, employees, and agents, may have or take the same or similar positions in specific investments for their own accounts, or for the accounts of other clients, as the Sub-Adviser does for the Company. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell, or to recommend for purchase or sale, for the Company any security or other asset which the Sub-Adviser, its principals, affiliates or employees, may purchase or sell for their own accounts or for the account of any other client, if in the reasonable opinion of the Sub-Adviser such investment would be unsuitable for the Company or if the Sub-Adviser determines in the best interest of the Company such purchase or sale would be impractical.

Regulatory Matters. Adviser and Sub-Adviser hereby warrant and represent that they are each investment advisers in good standing and that their respective regulatory filings are current and accurately reflect their advisory operations, and that they are in compliance with applicable state and federal rules and regulations pertaining to investment advisers.

The Sub-Adviser is registered with the National Futures Association as a commodity trading advisor (“CTA”).

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Adviser and Sub-Adviser acknowledge that their respective obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any representation change for any reason, each warrants to advise the other immediately, together with providing the corresponding pertinent facts and circumstances.

Amendment. This Agreement may be amended by mutual consent of the Adviser and the Sub-Adviser, provided the Board approves the amendment.

Privacy Notice/Confidentiality. The Adviser and Sub-Adviser acknowledge prior receipt of the other’s Privacy Notice and Policy. Adviser and Sub-Adviser agree to safeguard all information pertaining to the Company consistent with the requirements of applicable law.

Notice. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class or express mail, or sent by courier or facsimile with confirmation of transmission to the other party at the addresses or facsimile numbers as a party may from time to time specify to the other party. Any such notice shall be deemed duly given when delivered at such address.

Arbitration. Subject to the conditions and exceptions noted below, and to the extent not inconsistent with applicable law, in the event of any dispute pertaining to this Agreement, Sub-Adviser and Adviser agree to submit the dispute to arbitration in accordance with the auspices and rules of the American Arbitration Association ("AAA"), provided that the AAA accepts jurisdiction. Sub-Adviser and Adviser understand that such arbitration shall be final and binding, and that by agreeing to arbitration, Adviser and Sub-Adviser are waiving their respective rights to seek remedies in court, including the right to a jury trial.

Indemnification. Adviser and Sub-Adviser agree to defend, indemnify and hold harmless the other and each of their respective officers, directors, members, employees and/or agents from any and all claims, losses, damages, liabilities, costs and/or expenses directly resulting from the other’s material violation of any of the terms of this Agreement. Adviser and Sub-Adviser’s obligations under this paragraph shall survive the termination of this Agreement.

Adviser and Sub-Adviser’s obligations under this paragraph shall survive the termination of this Agreement.

Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and (b) any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Binding Effect. Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms.

Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

Change of Control. The Sub-Adviser shall notify Adviser and the Company in writing at least 60 days in advance, to the extent reasonably foreseeable and will otherwise notify the Trust promptly of any change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Company to consider whether an assignment, as defined in Section 2(a)(4) of the 1940 Act, would occur.

Other Business. Except as set forth above, nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser's directors, officers or employees who may also be a director, officer, partner or employee of the Company to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below.

Rational Advisors, Inc.	NuWave Investment Management, LLC

By: /s/ Jerry Szilagyi	By: /s/ Troy W. Buckner

Name: Jerry Szilagyi	Name: Troy W. Buckner

Title: Chief Executive Officer	Title: Managing Principal

Dated: as of February 15, 2018